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FOR IMMEDIATE RELEASE                                April 17, 2003

Contact: Amy L. Timmerman, AVP, Investor Relations - 781-221-6396
         John A. Simas, EVP and CFO - 781-221-6307
         FAX: (781) 221-7594

BOSTONFED BANCORP, INC. ANNOUNCES FIRST QUARTER RESULTS AND THE DECLARATION OF A DIVIDEND OF $.16 PER SHARE.

Burlington, Mass.- BostonFed Bancorp, Inc. (AMEX- BFD) (the "Company"), the parent of Boston Federal Savings Bank ("BFS"), a federally-chartered stock savings bank, and Broadway National Bank ("BNB"), a national chartered commercial bank, announced a first quarter net loss of $1,598,000, or $.36 basic and diluted earnings per share, compared to net income of $2,022,000, or $.46 basic and $.43 diluted earnings per share for the first quarter of 2002. The primary reason for the current quarter's lower earnings level was due to the recording of a provision of approximately $4.6 million for additional state taxes, including interest (approximately $3.0 million, net after tax deduction associated with such taxes and interest), relating to the deduction for dividends received from real estate investment trust ("REIT") subsidiaries, for the 1999 through 2002 fiscal years. As was previously disclosed, the Governor of Massachusetts signed a new law on March 5, 2003, which effectively eliminates the dividend-received deduction applicable to REIT dividends, retroactive to the tax years beginning in 1999. The Company (as well as many other institutions affected by the change in the law) is evaluating whether to challenge the constitutionality of the retroactive aspects of the new legislation. Generally accepted accounting principles require the Company to record the expense resulting from the change in law. The current quarter's earnings also include the higher tax burden from the change in the tax law. Excluding the effect of the REIT tax provision for the years 1999 through 2002, earnings were $1,442,000 or $.33 basic and $.31 diluted earnings per share.

The Company also announced the declaration of a quarterly cash dividend of $.16 per share. The dividend is payable on or about May 15, 2003, to shareholders of record at the close of business on May 1, 2003.

Pursuant to the Company's 10th stock repurchase program, the Company acquired 28,480 shares of its outstanding common stock at an average price of $24.94 per share. As of March 31, 2003, the Company has acquired 64,067 shares of its outstanding common stock at an average price of $26.54 per share under the existing program and has 158,904 shares remaining to be repurchased under this program. Outstanding shares as of March 31, 2003, were 4,415,596.

Net interest income for the first quarter of 2003 was $8.9 million, essentially the same as the first quarter of 2002. The effect of a decrease in the net interest margin, which declined from 2.66% for the quarter ended March 31, 2002 to 2.58% in the current quarter, was offset by an increase in average interest earning assets during the current quarter. While market interest rates appear to have stabilized, and the current net interest margin of 2.58% compares favorably with the net interest margin of 2.57% on a linked-quarter (December 31, 2002) basis, the Company cannot predict when interest rates will rise to higher levels and whether such increases will result in higher net interest margins.

The provision for loan losses was $450,000 for the quarter ended March 31, 2003, compared to $250,000 for the comparable quarter last year. The increase in the provision was primarily due to the increased level of non-performing loans and the higher balances invested in commercial real estate loans, business loans and other higher yielding/higher risk loans. At March 31, 2003, the Company's non-performing assets totaled $6.0 million, or .40% of total assets, compared to the December 31, 2002 balance of $6.5 million, or .43% of total assets. The allowance for loan losses was $13.0 million at March 31, 2003, compared to $12.7 million at December 31, 2002. These amounts represent 265.0% of non-performing loans and 1.21% as a percent of loans at March 31, 2003, compared to 230.2% and 1.13%, respectively, at December 31, 2002.


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Total  non-interest  income declined to $3.9 million for the quarter ended March
31, 2003, compared to $4.1 million for the quarter ended March 31, 2002, due primarily to lower loan processing and servicing fees resulting from higher levels of amortization and impairment of originated mortgage servicing rights (OMSRs). Loan processing and servicing fees were a negative $858,000 for the quarter ended March 31, 2003, compared to a negative $311,000 for the quarter ended March 31, 2002. The primary reason for the decrease was due to an OMSR impairment charge of $1.1 million during the quarter ended March 31, 2003, compared to an impairment charge of $590,000 for the prior year quarter. Both quarter's impairment charges were permanent as they apply to more rapid prepayments than expected. Further declines in market interest rates, which affect loan prepayments and prepayment speeds, could result in future impairment charges. Gain on sale of loans amounted to $3.2 million for the quarter ended March 31, 2003, compared to $2.9 million for the quarter ended March 31, 2002. The increased gain on sale of loans resulted from a continuation of high volumes of one- to four-family mortgage loan sales, made possible by the volume of lending activity, especially fixed-rate one- to four-family mortgages, in the current low interest rate environment. Included in the above gain on sale of loans were gains on sale of manufactured housing loans, which amounted to $804,000 for the quarter ended March 31, 2003, compared to $1.1 million for the
quarter  ended  March  31,  2002,   resulting  from  reduced   activity  in  the
manufactured housing market. Deposit service fees increased from $637,000 in the quarter ended March 31, 2002, to $856,000 in the current quarter. The increase was primarily due to increases in fees and higher levels of deposit account services activity.

In the non-interest expense category, compensation and benefits increased to $6.1 million for the current quarter, compared to $5.8 million for the quarter ended March 31, 2002. The primary reasons for the increase are normal year-over-year employee expense increases, higher than usual expenses incurred for loan originations support and the Company's accrual of approximately $258,000 for its defined benefit pension plan (the "plan") during the current quarter. The Company had not been required to make contributions to this plan for over a decade as the plan was in an over-funded status, but is now required to fund the plan for the fiscal year beginning July 1, 2002. Other non-interest expense increased to $1.7 million, compared to last year's $1.5 million first quarter expense, due in part to higher outside service fees.

Income tax expense for the quarter ended March 31, 2003, was $3.9 million. However, the net effect of the REIT tax issue was an increase in tax expense of approximately $3.0 million. The remaining tax of approximately $886,000 results in an effective tax rate of 38.1% compared to $1.1 million for an effective tax rate of 34.2% for the quarter ended March 31, 2002.

Total assets at March 31, 2003, were $1.491 billion, compared to $1.526 billion at December 31, 2002, a decrease of $34.8 million. The decline was primarily attributable to loan sales and amortization and prepayments of loans exceeding loan closings during the quarter ending March 31, 2003. Increased balances in investment securities available for sale and mortgage-backed securities available for sale partially offset decreases in loans, net.

Federal Home Loan Bank ("FHLB") advances and other borrowings declined $31.1 million, to a balance of $395.4 million at March 31, 2003, compared to $426.6 million at December 31, 2002, as the net proceeds from loan sales and the reduction in loans, net, were used to repay maturing advances.

Total stockholders' equity was $89.6 million at March 31, 2003, compared to $93.0 million at December 31, 2002. On a per share basis, the book value was $20.42 at March 31, 2003, compared to $21.17 at December 31, 2002. The stockholders' equity to total assets ratio of the Company was 6.0% at March 31, 2003, and 6.1% at December 31, 2002.

This press release may contain certain forward-looking statements with regard to the Company's prospective performance and strategies within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. The Company intends such forward looking statements to be covered by the safe harbor provision for forward looking statement contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for such purpose.

Forward looking statements are based on certain assumptions and management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, acts of terrorism or war, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


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                            BOSTONFED BANCORP, INC.


Consolidated Balance Sheets                                            March 31,           December 31,
--------------------------------------
                                                                         2003                  2002
                                                                     --------------        --------------
                                                            (Dollars In Thousands, Except Per Share Amounts)
                                                                                 (Unaudited)
Assets
--------------
Cash and cash equivalents                                          $        76,137       $        74,672
Investment securities available for sale                                   118,526               112,888
Investment securities held to maturity                                       2,524                 2,524
Mortgage-backed securities available for sale                              118,711               114,515
Mortgage-backed securities held to maturity                                 21,185                25,429
Loans held for sale                                                         22,901                31,614
Loans, net of allowance for loan losses                                  1,037,885             1,071,356
Accrued interest receivable                                                  6,285                 6,470
Stock in FHLB of Boston & Federal Reserve Bank                              24,552                24,552
Bank-owned life insurance                                                   24,635                24,316
Premises and equipment, net                                                  9,942                10,133
Goodwill                                                                    10,776                10,776
Other assets                                                                16,707                16,367
                                                                     --------------        --------------
              Total assets                                         $     1,490,766       $     1,525,612
                                                                     ==============        ==============
Liabilities and Stockholders' Equity
---------------------------------------------------
Liabilities:
  Deposit accounts                                                 $       960,726       $       960,278
  Federal Home Loan Bank advances & other borrowings                       395,444               426,560
  Corporation obligated mandatorily redeemable capital securities           32,000                32,000
  Advance payments by borrowers for taxes and insurance                      2,551                 2,317
  Other liabilities                                                         10,427                11,484
                                                                     --------------        --------------
              Total liabilities                                          1,401,148             1,432,639
                                                                     --------------        --------------
Stockholders' equity:
  Common stock and additional paid- in- capital                             69,391                69,347
  Retained earnings                                                         61,936                64,242
  Accumulated other comprehensive income                                       246                 1,096
  Less unearned 1996 Stock-Based Incentive Plan                                 (8)                  (14)
  Less Treasury Stock                                                      (41,947)              (41,698)
                                                                     --------------        --------------
                 Total stockholders' equity                                 89,618                92,973
                                                                     --------------        --------------
              Total liabilities and stockholders' equity           $     1,490,766       $     1,525,612
                                                                     ==============        ==============

Selected Financial Highlights --      (At End of Period)
---------------------------------------------------------------
  Total stockholders' equity to total assets                                  6.0%                  6.1%
  Market value per share                                                    $22.86                $26.70
  Book value per common share                                               $20.42                $21.17
  Number of shares outstanding                                           4,415,596             4,425,348
  Non-performing loans                                                      $4,917                $5,497
  Real estate owned and other repossessed assets                            $1,044                $1,026
  Total non-performing assets                                               $5,961                $6,523
  Total non-performing assets as a percent of
      total assets                                                           0.40%                 0.43%
  Allowance for loan losses                                                $13,032               $12,656
  Allowance for loan losses as a percent of
      non-performing loans                                                 265.04%               230.23%
  Allowance for loan losses as a percent of
      non-performing assets                                                218.62%               194.02%
  Allowance for loan losses as a percent of loans                            1.21%                 1.13%
  Total loans serviced for others                                       $1,090,731            $1,084,797



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                            BOSTONFED BANCORP, INC.




Consolidated Statements of Income
-------------------------------------------------

                                                         Three Months Ended
                                                              March 31,
                                                 ------------------------------
                                                     2003             2002
                                                     ----             ----
                                            (Dollars In Thousands, Except Per Share Amounts)
                                                            (Unaudited)
Interest income:


  Loans                                                $       16,579   $       18,515
  Mortgage-backed securities                                    1,537            1,886
  Investment securities                                         1,138              982
                                                         -------------    -------------
    Total interest income                                      19,254           21,383
                                                         -------------    -------------
Interest expense:
  Deposit accounts                                              5,079            5,817
  Borrowed funds                                                4,442            5,760
  Corporation obligated mandatorily redeemable
    capital securities distributions                              881              880
                                                         -------------    -------------
    Total interest expense                                     10,402           12,457
                                                         -------------    -------------
Net interest income                                             8,852            8,926
Provision for loan losses                                         450              250
                                                         -------------    -------------
  Net interest income after provision for loan losses           8,402            8,676
Non-interest income:
  Deposit service fees                                            856              637
  Loan processing and servicing fees                             (858)            (311)
  Gain on sale of loans                                         3,170            2,868
  Income from bank owned life insurance                           319              297
  Gain on sale of investments                                       0              240
  Other                                                           370              397
                                                         -------------    -------------
    Total non-interest income                                   3,857            4,128
                                                         -------------    -------------
Non-interest expense:
  Compensation and benefits                                     6,133            5,789
  Occupancy and equipment                                       1,258            1,186
  Data processing                                                 460              455
  Advertising expense                                             299              233
  Deposit insurance premiums                                       48               40
  Legal settlements                                                 0              500
  Other                                                         1,733            1,528
                                                         -------------    -------------
    Total non-interest expense                                  9,931            9,731
                                                         -------------    -------------
Income before income taxes                                      2,328            3,073
Income tax expense                                              3,926            1,051
                                                         -------------    -------------
Net (loss)  income                                     $       (1,598)  $        2,022
                                                         =============    =============

Selected Financial Highlights--
--------------------------------------
     (For the periods ending)
  Basic (loss) earnings per share                      ($0.36)           $0.46
  Diluted (loss) earnings per share                    ($0.36)           $0.43
  Weighted average number of shares outstanding:
    Basic                                           4,394,752        4,398,124
    Diluted                                         4,634,046        4,666,900
  Return on average assets (annualized)                 (0.43)%          0.56%
  Return on average stockholders'
        equity (annualized)                             (6.75)%          8.39%
  Net interest rate spread (annualized)                 2.35%            2.36%
  Net interest margin (annualized)                      2.58%            2.66%
  Mortgage loan originations
      (Dollars in Thousands)                         $304,070         $240,673
